March 12, 2003

Paradigm Enterprises, Inc.
12880 Railway Avenue, Unit No. 35,
Richmond, British Columbia
Canada V7B 1Y3

Re:	Common Stock of Paradigm Enterprises, Inc.
Registered on Form SB-2 filed March 12, 2003

Gentlemen:

We have acted as special Nevada counsel to Paradigm Enterprises, Inc. (the “Corporation”), a Nevada corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 500,000 shares of the Corporation’s Common Stock (the “Shares”), as further described in a registration statement on Form SB-2 filed under the Securities Act (the “Registration Statement”) on March 12, 2003.

In connection with this opinion, we have examined the following documents:

A.	Articles of Incorporation of the Corporation, as amended to date, on file with the Nevada Secretary of State;
B.	Bylaws of the Corporation, as amended to date;
C.	Resolutions adopted by the Board of Directors of the Corporation pertaining to the Shares;
D.	The Registration Statement; and
E.	The Prospectus / Information Statement (the “Prospectus”) constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and of officers of the Corporation. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Paradigm Enterprises, Inc.
March 12, 2003

Based on the foregoing and the examination of such legal authorities as we have deemed relevant,and subject to the qualifications and further assumptions set forth below, we are of the opinionthat (i) the Board of Directors of the Corporation has authorized the issuance and sale of theShares; and (ii) when issued and sold against payment therefor in accordance with the provisionsof the Registration Statement and for such consideration not less than that established by theBoard of Directors, the Shares will be duly authorized and validly issued and will be fully paidand non-assessable.

The foregoing opinions are limited to the matters expressly set forth herein and no opinion maybe implied or inferred beyond the matters expressly stated. We disclaim any obligation to updatethis letter for events occurring after the date of this letter, or a s a result of knowledge acquired byus after that date, including changes in nay of the statutory or decisional law after the date of thisletter. We are members of the bar of the State of Nevada. We express no opinion as to the effectand application of any United States federal law, rule or regulation or any securities or blue skylaws of any state, including the State of Nevada. We are not opining on, and assume noresponsibility as , the applicability to or the effect on any of the matters covered herein of thelaws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to thereference to our name in the prospectus constituting a part of such Registration Statement underthe heading “Legal Matters:

Sincerely,

WOODBURN and WEDGE

/s/ “Gregg P. Barnard”

By: Gregg P. Branard

Woodburn and Wedge,
Attorneys and Counsellors at Law,
Sierra Plaza,
6100 Neil Road, Suite 500,
Reno, Nevada 89511-1149